WESCORP RELEASES FISCAL 2006 RESULTS

CALGARY, ALBERTA – (MARKET WIRE) 04.12.2007

Wescorp Energy Inc. (OTCBB: WCSE) has filed its year-end SEC Form 10-KSB report for the fiscal year ending December 31, 2006.

Compared to results reported in fiscal 2005, highlights include:

  37% higher revenue totaling $3,184,461 in 2006 compared to $2,324,000 in 2005
  Operation expenses increased by $63,343 versus 2005 primarily due to the strong expansion and growth of our Ellycrack and Flowstar business units
  Reduction of $822,706 in stock-based compensation
  38% increase in total current assets at December 31, 2006 versus December 31, 2005
  Financing raised through the issuance of common shares, excluding shares issued for settlement of debt, services and commissions, totaled $2,708,495 for 2006 compared to $600,336 raised in 2005

Commenting on the results, Doug Biles, President of Wescorp stated, “2006 was a successful year of transitioning Wescorp into an energy services and engineering company committed to commercializing new technologies. Our Flowstar division continued to expand its sales and market share. We advanced the Ellycrack business unit by bringing the Viscositor to Canada, where upgrades and modifications are being made in preparation for detailed oil upgrading testing that will begin shortly. By being able to attract and retain an experienced and expanded management team, we have enhanced the ability of our business units to provide real solutions that increase oil and gas drilling, production and process operations in an environmentally friendly and cost effective manner.”

Significant developments achieved in 2006 include:

  $3,972,075 in financing closed by way of private placement ($0.50 per unit) to provide working capital necessary to increase the revenue of our Flowstar business unit and develop other opportunities
  Successfully completed an agreement with Ellycrack A/S to transfer the Viscositor, a 50 barrel per day test-plant from Norway to Canada for prolonged testing including commercial scaling analysis, balance and energy testing, output composition and emissions handling
  A government grant was received to support an enhanced and detailed test program of the Viscositor
  DCR-1000 (Digital Chart Recorder) received excellent results from a comprehensive multiphase flow test program conducted by the Colorado Engineering Experiment Station Inc. (CEESI), verifying the accuracy and reliability of the DCR in various wet gas applications
  Two offices were opened in the state of Texas, as the Company expanded its operations into the United States

2006 additions to the Board of Directors and management team including:

  Former Alaska Governor Steve Cowper accepted the position of Chairman of the Board
  Robert Nicolay appointed to the Board of Directors
  Dr. Scott Shemwell appointed as Wescorp’s Chief Operating Officer
  Dave LeMoine appointed Vice-President of Sales and Marketing for Wescorp Energy and President of Flowstar Technologies Inc.
  Patton Boggs LLP, appointed as Company’s Legal Counsel in the USA – Alan L. Talesnick will head Patton Boggs’ work on behalf of Wescorp

Dr. Scott Shemwell, COO of Wescorp concludes, “The Company’s stakeholders, customers, and employees have been very supportive of this transitional period and we look forward to their continued support in 2007.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an energy services and engineering company committed to commercializing new technologies intended to increase existing production while also increasing economically recoverable petroleum reserves. The company has the drilling, production, and process optimization expertise to deliver technology solutions to market in a timely, economic and environmentally friendly manner.

Our Flowstar Technologies Inc. division (www.flowstardcr.com) produces advanced natural gas and gas liquids measuring devices based on a patented turbine-based Digital Chart Recorder (DCR) metering system. DCR meters are self-contained, energy-efficient units with integrated flow computers that are more accurate, easy to install and cost-effective than conventional flow-metering systems. They install directly near the wellhead and do not require external power, metering loops, heated shelters or alcohol injectors to protect them from weather condition to -50°C.

Ellycrack AS, a Norwegian corporation with which we have a binding agreement to enter into a joint-venture (www.ellycrack.com), is providing a permanent heavy oil upgrading pre-processing technology enabling low-cost transport to the refinery. In addition to the arrangement for a joint venture, we also own an approximate 13% equity interest in Ellycrack AS.

Wescorp shares currently trade on the NASD-OTC Bulletin Board under the symbol "WSCE".

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

FOR FURTHER INFORMATION PLEASE CONTACT:

David Jones,
Investor Relations
Wescorp Energy Inc.
Toll Free: 1.877.247.1975
Direct: 1.705.845.0933
Email: djones@wescorpenergy.com